Exhibit 3.7

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "KONA GOLD BEVERAGE, INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF FEBRUARY, A.D. 2023, AT 10:58 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

3881153 8100
SR# 20230483366

Authentication: 202697943
Date: 02-13-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

KONA GOLD BEVERAGE, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

KONA GOLD BEVERAGE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation by written consent on February 10, 2023, setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation be amended by deleting the first paragraph of Article 4 in its entirety and replacing it as follows:

“The total number of shares of capital that the Corporation is authorized to issue is ten billion five hundred ten million (10,510,000,000) shares, consisting of ten billion five hundred million shares of common stock, par value $0.00001 per share (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.00001 per share (the “Preferred Stock).”

SECOND: That in lieu of a meeting and vote of the stockholders, the Corporation’s stockholders holding a majority of the outstanding voting power of the Corporation’s capital stock have given written consent approving this Certificate of Amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 10th day of February, 2023.

KONA GOLD BEVERAGE, INC.

By:	/s/ Robert Clark
Robert Clark
President